Exhibit 99.2

News Release

For Immediate Release
Novelis Announces Preliminary Results of Tender Offers
and Consent Solicitations for its 7.25% Senior Notes due 2015
and 11.50% Senior Notes due 2015
ATLANTA, Dec. 9, 2010 — Novelis Inc. announced today the results of its previously announced cash tender offers and consent solicitations for any and all of its 7.25% Senior Notes due 2015 (the “7.25% Notes”) and its 11.50% Senior Notes due 2015 (the “11.50% Notes”, and together with the 7.25% Notes, the “Notes”), as of the Consent Deadline, which was 5:00 p.m., New York City time, on Wednesday, December 8, 2010. The aggregate principal amount of the 7.25% Notes that has been validly tendered and not validly withdrawn was $1,049,363,000, representing 93.35% of the $1,124,159,000 aggregate outstanding principal amount of the 7.25% Notes. The aggregate principal amount of the 11.50% Notes that has been validly tendered and not validly withdrawn was $183,705,000, representing 99.30% of the $185,000,000 aggregate outstanding principal amount of the 11.50% Notes.
The tender offers included concurrent consent solicitations for proposed amendments to the indentures under which the related Notes were issued in order to eliminate or modify substantially all restrictive covenants, certain events of default and other provisions contained in each such indenture. Based on the tenders and consents received, the proposed amendments have been approved with respect to each series of Notes.
Information related to the Notes, the tender offers and consent solicitations is set forth in the table below.

Percent
			Principal	Tendered of
			Amount	Principal		Total
			Tendered	Amount		Consideration
		Outstanding	as of	as of	Total	(Aggregate as of
		Principal	the Consent	the Consent	Consideration	the Consent
Security	CUSIP	Amount	Deadline	Deadline	(Per Note)(1)	Deadline)(1)
7.25% Senior Notes Due 2015	67000XAB2 67000XAA4 67000XAC0	$1,124,159,000	$1,049,363,000	93.35%	$1,032.50	$1,083,467,297
11.50% Senior Notes Due 2015	67000XAF3	$185,000,000	$183,705,000	99.30%	$1,258.50	$231,192,742.50

(1)	Per $1,000 principal amount of Notes excluding accrued and unpaid interest, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable. Also includes a Consent Payment of $30.00 per $1,000 principal amount of Notes. Holders who tender after 5:00 p.m., New York City time, on December 8, 2010 will not be entitled to a Consent Payment.
The tender offers and consent solicitations are being made upon the terms and conditions included in the Offer to Purchase and Consent Solicitation Statement, dated November 26, 2010, and the related Letter of Transmittal and Consent.

Each tender offer will expire at 11:59 p.m., New York City time, on Tuesday, December 28, 2010, unless extended or earlier terminated by Novelis (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”).
The Withdrawal Deadline has passed. Accordingly, any validly tendered notes may no longer be withdrawn or revoked. In addition, holders of Notes who validly tender their Notes after 5:00 p.m., New York City time, on December 8, 2010, and on or before the Expiration Time will not be eligible to receive a Consent Payment of $30.00 per $1,000 principal amount of Notes, which was otherwise payable to holders who tendered prior to 5:00 p.m., New York City time, on December 8, 2010.
Novelis currently expects the Early Settlement Date (which is the date Novelis will pay the Total Consideration, plus accrued and unpaid interest, for all Notes validly tendered prior to the Consent Deadline) for the tender offers to be December 17, 2010, but such date is dependent upon the timing and successful completion of the financing transactions upon which the tender offers and consent solicitations are conditioned.
Novelis currently intends to redeem any Notes that remain outstanding following the Early Settlement Date for the tender offers. The Company intends to promptly redeem such Notes in accordance with the terms of the Notes and the indentures governing the Notes.
The proposed amendments will become operative with respect to a series of Notes only if Novelis accepts for purchase, and pays for, all Notes of such series that were validly tendered for purchase in the applicable tender offer at or prior to the Consent Deadline, and pays the Consent Payment to all holders eligible to receive it in connection with the applicable consent solicitation. The Company’s obligation to accept for payment and to pay for the Notes in either of the tender offers and the consent solicitations is subject to the satisfaction or waiver of a number of conditions, including the receipt of at least $4 billion in gross proceeds from one or more offerings of senior notes and the entry into new senior secured credit facilities to (a) refinance the Notes and Novelis’ existing senior secured credit facilities and (b) fund a distribution to return capital to Novelis’ parent company. Any condition may be waived by the Company with respect to any one or more of the tender offers and consent solicitations.
Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, RBS Securities, Inc. and UBS Securities LLC are acting as Dealer Managers and as Solicitation Agents for the tender offers and the consent solicitations. Persons with questions regarding the tender offers or the consent solicitations should contact Citigroup Global Markets Inc. toll-free at (800) 558-3745 or collect (212) 723-6106. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offers and consent solicitations, at (212) 430-3774 (for banks and brokers) or (866) 387-1500 (for noteholders).
This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and beverage can recycling. The company operates in 11 countries, has approximately 11,600 employees and reported revenue of $8.7 billion in fiscal year 2010. Novelis supplies premium aluminum sheet and foil products throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. Novelis does not intend, and disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact Novelis are included under the caption “Risk Factors” in Novelis’ Annual Report on Form 10-K for the year ended March 31, 2010, as filed with the SEC, and are specifically incorporated by reference into this news release.
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Media Contact	Investor Contact
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

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